 Exhibit 10.38

WESTMŸN TECHNOLOGY SERVICES, INC.
CAPITAL CRYPTO MINING AGREEMENT

Agent	INVESTVIEW, INC., a Nevada corporation and its wholly owned subsidiary Kuvera LLC
Customer	Purchaser of the Mining Package
Agent Agreement Term	Five (5) year term plus 1,000 days or the operating lifetime of the equipment, whichever is greater
Payout Frequency	Daily
Mining Equipment	GPU Mining Rigs - Proprietary Configuration – described on Schedule A attached hereto
Mining Price	60% of Retail Package Price

THIS CAPITAL CRYPTO MINING SALES AGREEMENT, effective as of May 1, 2018 (this “Mining Agreement”), is entered into between Agent (referenced above) and WestMÿn Technology Services, Inc., a Delaware corporation having its Registered Office address located at 3333 N. Digital Drive,

Suite 460, Lehi, Utah 84043 (“WestMÿn”), on the terms set forth in this Mining Agreement. (Agent and WestMÿn are collectively herein the “Parties” and individually referred to herein as a “Party.”)

WHEREAS, WestMÿn currently maintains and operates computing, colocation and network facilities in Iceland and Romania engaged in mining cryptocurrencies;

WHEREAS, Agent desires to engage WestMÿn for purpose of mining cryptocurrencies on its behalf, to include Coins (as defined at Section 3), and WestMÿn agrees to sell, operate and maintain the Mining Equipment for the Agent’s Customer for this purpose in accordance with the terms and conditions set forth herein.

1.
CRYPTO MINING SALE

Customer will pay the purchase price to the Agent and Agent agrees to pay the Mining Price to WestMÿn, and, in exchange, WestMÿn agrees to install, provision and reserve the Mining Equipment in accordance with Schedule A and, commencing upon receipt of payment (the “Mining Commencement Date”), to sell the Mining Equipment to Customer in accordance with the terms of this Mining Agreement for the benefit of Customer. The Agent will pay the mining price and a provisioning fee.

2.
MINING SALE AGREEMENT VALUATION

WestMÿn represents and warrants that:

(i)
the Term of this Agreement is at least seventy-five percent (75%) of the estimated life of the Mining Equipment;

(ii)
the Mining Price (which is the discounted present value of the monthly payments during the Term) is at least ninety percent (90%) of the fair market value of the Mining Equipment, but does not exceed the Mining Equipment’s fair market value; and

(iii)
the Mining Equipment is not anticipated to be obsolete at the conclusion of this Mining Agreement.

3.
MINING TECHNOLOGY OPERATION

WestMÿn agrees that the Mining Equipment is dedicated to Customer and WestMÿn shall operate and maintain the Mining Equipment solely for the benefit of Customer and in a manner that will maximize cryptocurrency (“Coin”) production (the “Mining Operation Services”), which Coins shall be mined only for the Customer. Upon such Coin production (the “Mining Output”), WestMÿn will promptly transfer all Payouts (as defined below) to the Customer’s designated Wallet as provided in Section 4 below. The Mining Operation Services shall include, without limitation:

(i)
maintaining all Mining Equipment, facilities and relevant supplies in good working order on behalf of Customer for maximum Mining Output, including using its best efforts to achieve and maintain the Mining Power identified above, and shall procure power, backup power, colocation facilities and such additional equipment and facilities, at its own cost, as shall be required from time to time in order to operate the Mining Equipment in accordance with Schedule A;

(ii)
using its best efforts to cause the Mining Operation Services to be conducted 24 hours a day, seven days a week for 365 days each year;

(iii)
directing Mining Output to maximize the production of Coins generated by the Mining Equipment in the form of either Bitcoin or “Altcoins.” “Altcoins” is a reference to all cryptocurrencies other than Bitcoin, such as Ethereum or Litecoin; and

(iv)
paying for electricity consumption and actual and routine thirdparty equipment maintenance expenses (“Mining Costs and Expenses”); however, such Mining Costs and Expenses shall be paid only from the Mining Output and not owed or due from Customer, and such Mining Costs and Expenses shall not exceed USD $0.10 - 0.16 kw/h.

WestMÿn shall provide such Mining Operation Services (a) in accordance with the terms of this Mining Agreement; (b) using personnel of required skill, experience, and qualifications; (c) in a timely, workmanlike, and professional manner; and (d) in accordance with generally recognized industry standards in the cryptocurrency mining field.

Customers may choose which Coin to mine from the list of available Coins provided by the Company. Once a Coin is chosen, Customer may not change the mining option of that Coin, unless the Coin is no longer profitable. If a Coin mined by a Customer is deemed no longer profitable, meaning no money is being generated by way of mining such Coin, and the Customer chooses to change the Coin mined, there shall be a thirty (30) day grace period in which the turn over to the new Coin of the Customer’s choice shall occur. During this thirty (30) day grace period, no mining shall occur for the Customer.

4.
CUSTOMER PAYOUTS

WestMÿn will utilize Coins generated from Customer’s Mining Equipment to offset the Mining Costs and Expenses, and then transmit all remaining Coins (the “Payout”) directly to Customer via daily deposits to Customer’s wallet as designated by Customer from time to time in writing (“Wallet”), which deposit may take up to seventy-two (72) hours from the date of Coin generation. Payouts may include multiple types of Coins and WestMÿn reserves the right to introduce different Altcoins utilizing the Mining Equipment, but in a manner directed toward maximizing the coin payout to Customer. WestMÿn reserves the right to make retroactive recalculations to Customer’s Payouts in the case of any error or to correct any mistake or discrepancy and shall simultaneously deliver to Customer a corrected Payout Report detailing such recalculation and describing the error, mistake or discrepancy, why it occurred and the steps taken to correct the same. If a recalculation creates a negative Customer balance, Payouts will resume when the Customer’s negative balance is overcome.

5.
MINING INTERRUPTION

Agent and Customer acknowledges that the operation of the Mining Equipment may be impacted by fault, error, malfunction, virus or other occasions that interrupt such operations. WestMÿn will use its best efforts to minimize and remedy such interruptions as soon as possible; however, if mining becomes and remains unprofitable for twenty-one consecutive days then this Mining Agreement will be suspended until in WestMÿn’s good faith judgment mining returns to profitability (the “Suspension Period”). As soon as reasonably possible, WestMÿn shall give written notice to Customer regarding the suspension and stating the number of days the Suspension Period is expected to continue. During the Suspension Period, Payouts will also be temporarily stopped, but when mining returns to profitability, the mining suspension will be lifted. In the event of a Suspension Period, the Term shall also be suspended and extended for the same number of days of the Suspension Period, and upon resumption of mining, the Term will also resume. Notwithstanding anything to the contrary contained in this Mining Agreement, WestMÿn guarantees the operation of the Mining Equipment for at least the Mining Power during the Term, as it may be extended.

6.
WALLET SECURITY

Customer is responsible for maintaining the confidentiality for and integrity of its Wallet including its access information. Agent must notify WestMÿn immediately if Customer’s Wallet address has changed or if there is any other change, loss, fraud or suspicion about Customer’s Wallet. WestMÿn will not be held liable for any lost Wallet information or hacked Wallet, nor any loss arising howsoever as a result including by theft or fraud, not resulting from or caused by WestMÿn’s breach, negligence or misconduct.

7.
LIABILITY LIMITATIONS

WestMÿn will not be liable in any amount for failure to perform any obligation under the terms of this Mining Agreement if that failure is caused by the occurrence of an event caused by the Customer, or by a third-party as a result of Customer’s actions. If any failure of performance by WestMÿn is due to actions by a governmental entity, this agreement shall enter a Suspension Period, and WestMÿn at its cost shall take affirmative action to resolve the Suspension Period, including through relocating Mining Equipment to another country or jurisdiction.

To the maximum extent permitted by law, WestMÿn is excluded from liability for any losses or damages which Customer may suffer, whether the same are suffered directly or indirectly or are immediate or consequential, which fall within any of the following categories: (i) loss of cryptocurrency arising as a result of any of Customer’s acts or omissions or any acts or omissions of any third party under the control of Customer; and (ii) loss arising out of or in connection with any of the following:

(a)
any defect or insecurity in any third-party systems used to store or transmit cryptocurrency;

(b)
any inaccurate or incomplete information provided by Customer, including cryptocurrency wallet addresses;

(c)
any changes to the regulatory, legislative or technical environment applicable to cryptocurrencies;

(d)
the acts or omissions of any bank or provider of banking services; or (e) any change in the value of cryptocurrency.

WestMÿn does not offer any legal, financial, insurance, tax, investment or associated advice. No third-party may claim to be an intended beneficiary of this Mining Lease. WestMÿn shall not be responsible for any damage, harm or loss to any third-party (non-party to this Mining Agreement), including any loss, harm, or damages resulting from Customer’s use, resale, sublease or letting of Customer’s Mining Agreement.

8.
WARRANTIES

WestMÿn warrants to Agent and Customer that: (a) WestMÿn is a corporation duly organized, validly existing and in good standing under the laws of Delaware (b) WestMÿn has the right to enter into this Mining Agreement, to grant the rights granted herein and to perform fully all of its obligations in this Mining Agreement; (c) WestMÿn is entering into this Mining Agreement with Customer and the sale of the Mining Equipment to Customer and its performance of the Mining Operation Services do not and will not conflict with or result in any breach or default under any other agreement to which WestMÿn is subject; (d) WestMÿn has the required skill, experience and qualifications to perform the Mining Operation Services, WestMÿn shall perform such services in a professional and workmanlike manner in accordance with generally recognized industry standards for similar services and WestMÿn shall devote sufficient resources to ensure that such services are performed in a timely and reliable manner; (e) WestMÿn shall perform the Mining Operation Services in compliance with all applicable federal, state and local laws and regulations; and (f) WestMÿn is not aware of any claims, proceedings, notices that could have an adverse impact on its business or the equipment.

9.
CONFIDENTIALITY

WestMÿn acknowledges that it will have access to information that is treated as confidential and proprietary by Agent and Customer, including, without limitation, the existence and terms of this Mining Agreement, technology, account and wallet information, investments, strategies, financial information, in each case whether spoken, written, printed, electronic or in any other form or medium (collectively, the “Confidential Information”). WestMÿn agrees to treat all Confidential Information as strictly confidential, not to disclose Confidential Information or permit it to be disclosed, in whole or part, to any third party without the prior written consent of Customer in each instance, and not to use any Confidential Information for any purpose except as required in the performance of its obligations under this Mining Agreement. WestMÿn shall notify Customer immediately in the event WestMÿn becomes aware of any loss or disclosure of any Confidential Information.

10.
AUDIT RIGHTS

WestMÿn shall maintain consistently applied, accurate, and complete books, records, and other documents (including computer files) to document the amount and calculations of, as applicable, hash power performance, gross Coins generated, Mining Costs and Expenses, and Payouts during the Term of this Mining Agreement. During the Term, on reasonable request and during regular business hours, Customer may at its own expense reasonably inspect, or have its representatives inspect, the Mining Equipment and audit WestMÿn’s books, records, and other documents as necessary to verify compliance with the terms and conditions of this Mining Agreement.

11.
GENERAL

(a)
This Mining Agreement is subject to statutory and common-law consumer rights and will not limit any rights Customer might have that cannot be excluded under applicable law. These terms exclude and therefore do not in any way limit WestMÿn’s liability for negligence or representations or for any statutory liability not capable of limitation.

(b)
Sections 8, 9, 10, 11, 13, and 15 of this Mining Agreement will survive the expiration or earlier termination of this Agreement, as well as any other provision that, in order to give proper effect to its intent, should survive such expiration or termination, will survive the expiration or earlier termination of this Mining Agreement for the period specified therein, or if nothing is specified for a period of 24 months after such expiration or termination.

(c)
These terms constitute the entire agreement between WestMÿn and

Customer, to the exclusion of any other terms. Either Party’s failure to enforce any term does not constitute such Party’s waiver of that term.

(d)
WestMÿn represents and warrants that its activities and operations comply with the laws of Romania and Iceland and those jurisdictions where the Mining Equipment is located and where WestMÿn is operating; but WestMÿn makes no representations or warranties as to whether WestMÿn’s services comply with the laws of any jurisdiction Agnet may engage in the resale, sublease or letting of Agent/Customer Mining rights.

(e)
Each Party agrees to use commercially reasonable efforts to not violate (i) any applicable anti-terrorism laws or (ii) engage in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited money-laundering offenses or (iii) permit any of its respective affiliates to violate these laws or engage in these actions.

(f)
Except to the extent that, and only during that period, where WestMÿn holds the Mining Price prior to applying such funds to mining operations under this Mining Agreement (based on the number of days remaining under the Term), no fiduciary relationship is formed by or through this Agreement.

(g)
These terms are subject to and interpreted in accordance with the laws of Nevada. In the case of a conflict between translations of this Mining Agreement, the English version will prevail.

(h)
In the event of any dispute arising out of or in connection with this Mining Agreement, the president or vice president of each Party shall first attempt to resolve such matter within fifteen (15) business days following the date a written notice of the dispute is made by any Party. If the Parties are unable to resolve the dispute within the foregoing time period, the matter shall be mediated (the “Mediation”) within thirty (30) business days from the date a written request for mediation is made by any Party. The Mediation shall take place in either the State of Nevada or the location of Agent’s domicile (as designated by Agent) if brought by WestMÿn, in Nevada if brought by Agent, and shall be in English. The Mediation shall be conducted before a single mediator to be agreed upon by the Parties. If the Parties cannot agree on the mediator, each party shall select a mediator and such mediators shall together unanimously select a neutral mediator who will conduct the Mediation. Each Party shall bear the fees and expenses of its mediator and all the Parties shall equally bear the fees and expenses of the final mediator. The decision of the mediator shall be nonbinding, unless the parties mutually agree that such decision shall be final and binding. If the dispute has not been resolved through the Mediation, such matter shall be submitted to the JAMS and shall be finally settled under the Rules of Arbitration of JAMS by one or more arbitrators appointed in accordance with the said rules. The arbitration shall take place in Nevada if brought by WestMÿn and in the State of Nevada if brought by Agent.

(i)
All notices, requests, consents, claims, demands, waivers and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the other Party at its address set forth above (or to such other address that may be designated by the receiving party from time to time in accordance with this section). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees pre-paid), facsimile (with confirmation of transmission) or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Mining Agreement, a Notice is effective only if (a) the receiving party has received the Notice and (b) the party giving the Notice has complied with the requirements of this Section.

12.
RISK NOTICE

“Cryptocurrencies” refers to distributed, decentralized peer-to-peer digital currencies; and, actions with cryptocurrencies carry inherent risks.

Cryptocurrencies are uninsured, unregulated and decentralized, and the value of any mining agreement or any amount of any cryptocurrency is subject to change due to fluctuating market prices.

13.
FORCE MAJEURE

No Party shall be liable for any delay or failure to perform its obligations if such failure or delay is due to Force Majeure. “Force Majeure” includes delay or failure resulting from any cause reasonably beyond a Party’s control, including (i) act of God, (ii) labor stoppages or other industrial disturbances, (iii) systemic electrical, telecommunications, or other utility failures, (iv) earthquakes, flood, fire or explosion, (v) blockages, embargoes, riots or orders of government, and (vi) acts of terrorism or war. Any delay or stoppage in mining activities resulting from Force Majeure shall be treated as a Suspension Period, and the Term shall be extended accordingly.

14.
TERMINATION

If Customer materially interferes with any of WestMÿn’s operations and Customer fails to remedy such interference within thirty (30) business days after receipt of notice by WestMÿn, WestMÿn reserves the right to immediately return the prorata portion of Customer’s Mining Price, calculated by dividing the Mining Price by percentage of Agreement Term days remaining. If (i) WestMÿn breaches, or fails or refuses to perform under, this Mining Agreement, or (ii) if there is any suspension in mining operations for sixty (60) days for any reason, Customer may demand that WestMÿn immediately return to Customer its pro-rata portion of the Mining Price, calculated by dividing the Mining Price by percentage of Agreement Term days remaining.

Both Agent and WestMÿn shall have the right to voluntarily terminate this Agreement at any time during the term of this Agreement. The Terminating Party must provide the Non-Terminating Party with notice of intent to terminate. Notice shall be provided by the Terminating Party to the Non-Terminating Party according to Section 11(i) of this Agreement. Once proper notice has been provided, a period of One Hundred Twenty (120) calendar days (“Notice Period”) shall run before the term of the Agreement shall be cancelled (“Termination Date”).

Any and all existing and valid crypto contracts that originated before the Termination Date shall survive the termination of the Agreement and remain with WESTMŸN.

15.
AMENDMENT, ASSIGNMENT, AND FORUM SELECTION

(a) The Parties may not assign any rights or obligations under this Mining Agreement; except, however, Agent has the right to sell the Mining Equipment and services to their Customer.

(b) Each party agrees that the dispute resolution provisions contained in Section 11 are valid and binding and provide the exclusive dispute resolution mechanism between the Parties. Notwithstanding the foregoing, to the extent consistent with Section 11, if it is necessary that any matter become the subject of court proceedings, each Party agrees to submit to reciprocal jurisdictions as follows: in the event of a dispute under this Mining Agreement (a) if Agent asserts a claim against WestMÿn then the Parties stipulate and waive any objection to proceeding in Nevada as their exclusive forum; however, (b) if WestMÿn asserts a claim against Agent, then the Parties stipulate and waive any objection to proceeding in either the State of Nevada or the location of Agent’s domicile (as designated by Agent) as the exclusive forum.

(c) This Mining Agreement is to be interpreted so that it complies with all applicable laws and if any provision does not comply then it must be read down so as to give it as much effect as possible however, if it is not possible to give that provision any effect at all then it is to be severed from this Mining Agreement in which case the remainder of this Mining Agreement will continue to have full force and effect.

(d) This is the entire agreement between the parties as to their subject matter and supersedes all prior or inconsistent statements or representations as to that subject matter and may only be modified or amended in writing signed by all Parties.

*** signature page follows ***

IN WITNESS hereof, the Parties to this Mining Agreement have caused this Mining Agreement to be executed as of the date first written above by their duly authorized respective representatives

Lessor: WESTMŸN TECHNOLOGY SERVICES, INC.	Agent: INVESTVIEW, INC. and Kuvera LLC (subsidiary)
By: /s/ TRAVIS BOTT Travis E. Bott, Director	By: /S/ RYAN SMITH Ryan Smith, CEO

Schedule A
Description of Mining Equipment

AMD RX GPUs 1000 to 1250 W

1 Mining Rig consists of the following components:

6x GPU Cards
1x Motherboard
1x CPU
1x RAM
1x SSD
1x Power Supply Unit
1x GPU Frame and Risers